EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into on June 17, 2014 (the “Effective Date”) by and between Annie’s, Inc., a Delaware Corporation (the “Company”), and Mark Mortimer (the “Executive”) with reference to the following:
RECITALS
WHEREAS, Executive has been serving as the Company’s President and Chief Customer Officer;
WHEREAS, the Company desires to continue to employ the Executive as its President and Chief Customer Officer, subject to the terms and conditions hereof, and the Executive desires to continue to be employed by the Company in such capacity;
NOW, THEREFORE, in consideration of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
1.TERM; COMMENCEMENT OF EMPLOYMENT.
This Agreement shall be effective for the period commencing on the Effective Date and ending on the date the Executive’s employment is terminated pursuant to Section 8 hereof (the “Employment Term”).
2.    POSITION AND DUTIES.
a.    The Executive shall be employed as the President and Chief Customer Officer of the Company. The Executive shall report directly to the Chief Executive Officer (“CEO”) and shall have such duties and responsibilities as the CEO shall designate that are consistent with the Executive’s status and position. The Executive’s duties will be conducted principally from the Company’s headquarters, which currently are located in Berkeley, California, with travel to such other locations from time to time as the CEO may reasonably prescribe.
b.    During the Employment Term, the Executive shall devote his full business time, energy and skill to the performance of his duties with the Company.
3.    SALARY AND BONUS.
a.    Base Salary. During the Employment Term, as compensation for the services to be rendered by the Executive to the Company pursuant to this Agreement, the Company shall pay to the Executive a base salary at the annual rate of $340,000 (such amount, together with any increase or decrease thereto as may be determined from time to time in the sole discretion of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”), the “Base Salary”). Any Base

Salary payable hereunder shall be paid in accordance with the Company’s regular payroll practices, as in effect from time to time.
b.    Annual Bonus. The Executive is eligible to earn annual bonus compensation from the Company in respect of each full “Fiscal Year” (as of the Effective Date, each 12 month period beginning on April 1 and ending on March 31) of the Company that ends during the Employment Term (“Annual Bonus”) if certain performance targets established by the Compensation Committee are achieved, as determined by the Compensation Committee in its sole discretion, with the target amount of the Annual Bonus to be equal to 50% of the Executive’s Base Salary paid during the applicable Fiscal Year. Any Annual Bonus shall be paid by the earlier of (x) 30 days after the date the Company’s annual report is filed on Form 10-K for the Fiscal Year in respect of which such Annual Bonus is payable (or, in the event the Company is not obligated to file an annual report on Form 10-K with respect to such Fiscal Year, 30 days after the date of the completion of the Company’s audited financial statements for such Fiscal Year); or (y) the last day of the calendar year in which the Fiscal Year in respect of which such Annual Bonus is payable ends. In order to be eligible to earn any Annual Bonus payment (including, for the avoidance of doubt, a pro-rated Annual Bonus in respect of the Fiscal Year ending March 31, 2014), Executive must be employed by the Company on the date the Annual Bonus is paid, except to the extent expressly provided in Sections 8.b, 8.c or 8.d hereof.
4.    EQUITY GRANTS.
During the Employment Term, the Executive will continue to vest in those applicable stock option grants and equity incentive awards that Executive held as of the Effective Date of this Agreement, pursuant to the terms and conditions of such options and awards as in effect or amended from time to time. Additionally, subject to the Executive remaining employed through and on the last day of the applicable Fiscal Year, the Executive will be eligible to participate in the Annie’s, Inc. Omnibus Incentive Plan (the “Plan”) pursuant to the applicable terms and conditions as may be provided in that Plan; provided, that any such awards shall be granted under the Plan in the sole discretion of the Compensation Committee.
5.    EMPLOYEE BENEFITS.
During the Employment Term, the Executive shall be entitled to participate in or receive benefits under the employee benefit plans of the Company commensurate with other senior executives of the Company, subject to the terms and conditions set forth in the applicable plans and in this Agreement. In addition, the Company shall provide the Executive with (a) a monthly automobile allowance in the amount of $500 and (b) a monthly travel allowance in the amount of $4,500, each paid in accordance with the Company’s regular payroll practices. The Company reserves the right, in its sole discretion, to terminate or modify any employee benefit plan at any time. The Executive shall not participate in any severance plan, policy or program of the Company and only shall be entitled to receive severance, if any, as expressly provided by this Agreement.
6.    PAID TIME OFF.

The Company uses a paid time off (“PTO”) system under which days off can be taken for any personal purpose, such as vacation, sickness family emergency or other reasons. The Executive shall be eligible to accrue PTO at the rate of five weeks per annum, subject to a cap on maximum PTO accrual. The accrual and use of PTO is subject to the Company’s applicable PTO policies as in effect from time to time.
7.    EXPENSE REIMBURSEMENT.
During the Employment Term, the Company shall reimburse the Executive for his reasonable business expenses in accordance with the Company’s expense reimbursement policies, as they may be amended from time to time. In the event the Executive’s employment should terminate for any reason as set forth in Section 8 below, the Company shall reimburse the Executive for his reasonable business expenses incurred prior to the date of such termination, in accordance with the terms of the Company’s expense reimbursement policy as in effect at the time, provided that Executive submits a proper expense reimbursement request within 30 days after the date of such termination.
8.    TERMINATION AND CONSEQUENCES OF TERMINATION.
Notwithstanding any other provision of the Agreement, the Employment Term and the Executive’s employment hereunder shall terminate on the first to occur of the events described in Sections 8.a through 8.d:
a.    Resignation by Executive without Good Reason; Termination by the Company for Cause. The date (x) as of which the Executive resigns from his employment with the Company without Good Reason, which date shall be no less than 60 days following the date on which the Executive provides the Company with written notice of his intent to so resign, or (y) on which the Company provides the Executive with written notice that his employment has been terminated for Cause.
If the Executive’s employment is terminated pursuant to this Section 8.a:
(i)    The Executive shall be entitled to receive (x) his Base Salary earned through the date of such termination, (y) payment for any earned but unused PTO in accordance with Section 6, and (z) any compensation or benefits to which the Executive may otherwise be entitled under the terms of the Company’s compensation and benefit plans as in effect at the time of such termination (collectively, the “Accrued Benefits”); and
(ii)    The Executive shall not be entitled to receive any unpaid Annual Bonus for any Fiscal Year preceding the year in which such termination occurs and the Executive shall not be entitled to receive any Annual Bonus or portion thereof for the Fiscal Year in which such termination occurs.

b.    Death or Disability. Upon (x) the date of the Executive’s death or (y) the date following the Executive’s Disability on which the Company elects, by written notice to the Executive, that his employment has been terminated due to Disability.
If the Executive’s employment is terminated pursuant to this Section 8.b:
(i)    The Executive shall be entitled to receive the Accrued Benefits; and
(ii)    The Executive (or his estate, as applicable) shall be entitled to receive any Annual Bonus that the Executive would have earned for any completed Fiscal Year preceding the Fiscal Year in which such termination occurs had he remained employed through the payment date of such Annual Bonus. Additionally, provided that the applicable performance targets for the Annual Bonus in respect of the Fiscal Year in which such termination occurs shall have been achieved, as determined by the Compensation Committee in its sole discretion, Executive (or his estate, as applicable) shall be entitled to receive a pro-rated portion of any Annual Bonus that the Executive would have earned for such Fiscal Year had he remained employed through the payment date of such Annual Bonus, such pro-ration to be determined by multiplying any such Annual Bonus by a fraction, the numerator of which is the number of days in the Fiscal Year in which such termination occurs during which the Executive was employed by the Company and the denominator of which is 365. Any Annual Bonus, or portion thereof, payable pursuant to this section shall be paid at the time the applicable annual bonuses are paid to the Company’s employees, generally.
c.    Without Cause by the Company; By the Executive for Good Reason. The date (x) the Company provides the Executive with written notice that his employment has been terminated without Cause or (y) the Executive resigns from his employment with the Company for Good Reason.
If the Executive’s employment is terminated pursuant to this Section 8.c, and except as otherwise provided in Section 8.d below:
(i)    The Executive shall be entitled to receive the Accrued Benefits; and
(ii)    subject to the Executive’s execution and delivery to the Company of a written general release, substantially in the form attached as Exhibit A, and provided that the release has become effective and non-revocable on or prior to the 60th day following the date of the Executive’s termination of employment, and further provided the Executive has been in continuous compliance with the terms of such release and of Section 9 hereof, the Company shall (A) pay the Executive an amount equal to 12 months’ of his annual Base Salary in accordance with the Company’s ordinary payroll practices during the twelve month period that begins on the date of such termination; (B) pay the Executive any Annual Bonus for a completed Fiscal Year and a pro-rated portion of any Annual Bonus in respect of the Fiscal Year in which such termination occurs, subject to the same conditions and determined and paid in the same manner as described under Section 8.b(ii); and (C) provided that the Executive timely elects COBRA coverage, reimburse the Executive, upon submission of proof of payment by the Executive, for the Executive’s COBRA premiums based on Executive’s coverage on the date of termination of employment until the earlier of (x) the date that is 12 months following the date of such termination of employment and (y) the date on which the Executive becomes eligible to receive comparable coverage from another employer.
d.    Without Cause by the Company or For Good Reason by Executive Following a Change in Control. Notwithstanding the provisions of Section 8.c above, if the Executive’s employment is terminated Without Cause by the Company (or any successor) or for Good Reason by Executive within 24 months after the date of a “Change in Control” (as defined in the Plan), then the periods described in Sections 8.c(ii)(A) and 8.c(ii)(C) each shall be increased from 12 months to 18 months and the pro-rated bonus described in Section 8.c(ii)(B) shall be paid at the target level.
e.    Treatment of Equity Awards Upon Termination of Employment. All options and other equity awards held by the Executive as of the date of the termination of the Executive’s employment shall be treated in accordance with the terms and conditions set forth in the Plan and the applicable award documentation.
Except as expressly provided in Sections 8.a through 8.e hereof, upon the termination of the Executive’s employment, the Executive shall have no further rights to any compensation or benefits from the Company. The Company reserves the right to relieve Executive of all duties during any notice period that is required pursuant to the provisions of this Section 8 and provide Executive with comparable salary and benefits in lieu of notice during any such notice period. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have voluntarily resigned from any officer position or the membership of any board of directors of the Company or its subsidiaries effective automatically as of the date of termination of employment, without any further required action by Executive or the Company, and Executive, at the Company’s request, will execute any documents reasonably necessary to reflect such resignations.
f.    Definitions.
(i)    “Cause” shall mean: (1) the failure of the Executive to perform his material employment-related duties (other than any such failure as a result of the Executive’s “Disability” (as defined below) or death), which failure has not been cured by the Executive within 30 business days of the Executive’s receipt of written notice of such failure from the Company, (2) the Executive’s engaging in misconduct that has caused or is reasonably expected to result in material injury to, or materially impair the goodwill of, the Company or any of its affiliates, (3) the Executive’s knowing and intentional violation of any material Company policy; (4) the Executive’s personal dishonesty or breach of fiduciary duty; (5) the Executive’s indictment or conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or (6) the breach by the Executive of any of his material obligations under any written agreement or covenant with the Company or any of its affiliates (including, but not limited to, this Agreement and any other written covenant or agreement with the Company or any of its subsidiaries not to disclose any information pertaining to the Company or any of its subsidiaries or not to compete or interfere with the Company or any of its subsidiaries).
(ii)    “Disability” shall have the meaning provided for in the long term disability plan of the Company in which the Executive participates, and if no such plan exists, “Disability” shall mean the Executive’s inability, due to physical or mental illness or incapacity, to perform his material duties, with reasonable accommodation after engaging in an interactive process with the Company, for a period of more than 120 days in any 365-day period, and in accordance with applicable law.
(iii)    “Good Reason” shall mean: (A) a material and adverse reduction in the title, authority, duties or responsibilities of the Executive as set forth in this Agreement without Executive’s prior consent (and at a time when there are no circumstances pending that would permit the Company to terminate the Executive for Cause); (B) material reduction in the Executive’s Base Salary unless the salary reduction is part of a general reduction applied to all executive employees; (C) the relocation of the Executive’s primary worksite more than 50 miles from the location of the Company’s headquarters as of the Effective Date without his prior consent; or (D) any material breach or material violation of a material provision of this Agreement by the Company (or any successor) to the Company. Notwithstanding the foregoing, before the Executive may resign for Good Reason, (1) the Executive must provide the Company with written notice within 90 days after the initial event that the Executive believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for the Executive’s resignation for Good Reason and the proposed termination date (which will not be less than 45 days or more than 60 days after the giving of written notice hereunder by Executive to the Company), and (2) the Company must have an opportunity of at least 30 days following delivery of such notice to cure the Good Reason condition and the Company must have failed to cure such Good Reason condition during that 30 day period.
9.    RESTRICTIVE COVENANTS.
The Executive acknowledges that: (i) the Executive’s work for the Company will bring the Executive into close contact with “Confidential Information” (as defined below); and (ii) the agreements and covenants contained in this Section 9 are essential to protect the business interests of the Company and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:
a.    Confidential Information. Both during the term of the Executive’s employment and indefinitely after the Executive is no longer employed by the Company, the Executive shall not, directly or indirectly, (i) knowingly use for an improper personal benefit any “Confidential Information” (as defined below) that was acquired by, learned by or disclosed to Executive by reason of the Executive’s employment with the Company, or (ii) disclose any such Confidential Information to any person, business or entity, except in the proper course of the Executive’s duties as an employee of the Company. As used in this Agreement, “Confidential Information” means any and all confidential or proprietary information of the Company and its affiliates that is not generally known to the public, including, without limitation, business, financial, marketing, technical, developmental, operating, performance, know-how, and process information, drawings and designs, customer information, and other trade secret information, now existing or hereafter discovered or developed. Confidential Information shall include information in any form whatsoever, including, without limitation, any digital or electronic record-bearing media containing or disclosing such information. The provisions of this Section 9.a shall not apply to information that has become generally available to the public other than as a result of a disclosure by the Executive. In the event that the Executive is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then the Executive will notify the Company within two business days of the request or requirement so that the Company may seek an appropriate protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Executive may disclose such Confidential Information to the tribunal; provided, however, that the Executive shall use the Executive’s reasonable best efforts to obtain, at the expense and reasonable request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. The Executive acknowledges that all Confidential Information is the exclusive property of the Company. The Executive acknowledges that the Executive’s entire work product, including working drafts and work sheets, shall be the sole property of the Company, and that the Executive will have no rights, title or interest in any such material whether prepared by the Executive alone, by others or by the Executive in conjunction with others.
b.    Duty of Loyalty and Non-Competition. During the Employment Term, the Executive shall not, without the prior written consent of the Company, participate, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, manager, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business or have reasonable plans to do business) in a business engaged in competition with the Company or any of its affiliates, or in a business that the Company or any of its affiliates has taken reasonable steps to engage in (including, but not limited to, meeting with management teams or entering into preliminary or definitive term sheets, letters of intent, purchase agreements, or other similar arrangements or agreements) of which the Executive has knowledge at the time of Executive’s employment; provided, however, that such participation shall not include the mere ownership of not more than 1% of the total outstanding stock of a publicly held company.
c.    Non-Solicitation. For a period beginning on the Effective Date and ending two years after the date on which the Executive is no longer employed by the Company, the Executive shall not in any capacity, either independently or in association with others: (i) solicit for employment or service or endeavor in any way to entice away from employment or service with the Company or its subsidiaries any employee or consultant of the Company or its subsidiaries, or any person or entity that had been an employee or consultant of the Company or its subsidiaries within the six month period preceding the commencement of such activity; or (ii) solicit, induce or influence any vendor or supplier of the Company to discontinue, reduce or modify its relationship with the Company.

d.    Nondisparagement. The Executive shall not (whether during or after Executive’s employment with the Company) issue, circulate, publish or utter any comments or statements to the press or other media, the Company’s or any of its affiliates’ employees or consultants, any individual or entity with whom the Company or any of its affiliates has a business relationship, or any other person, which comments or statements could reasonably be expected to adversely affect in any manner: (i) the conduct of the business of the Company or any of its affiliates (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Company or any of its affiliates, or of any of their respective products, or of their respective past or present officers, directors or employees.
e.    Return of Property. Upon termination of his employment with the Company and its affiliates or at any time as the Company requests, the Executive will promptly deliver to the Company all documents (whether prepared by the Company, an affiliate, the Executive or a third party) relating to the Company, an affiliate or any of their businesses or property that the Executive may possess or have under the Executive’s direction or control other than documents provided to the Executive in the Executive’s capacity as a participant in any employee benefit plan, policy or program of the Company.
f.    Remedies. The Executive acknowledges that (i) the Executive has had an opportunity to seek the advice of counsel in connection with this Agreement; (ii) the restrictive covenants set forth in this Section 9 (the “Restrictive Covenants”) are reasonable in scope and in all other respects; (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Company; (iv) money damages may not be an adequate remedy for the Company in the event of a breach of any of the Restrictive Covenants by the Executive; and (v) specific performance in the form of injunctive relief in aid of arbitration would be an appropriate remedy for the Company. If the Executive breaches or threatens to breach a Restrictive Covenant, the Company shall be entitled, in addition to all other remedies, to seek an injunction in aid of arbitration restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.
g.    Severability. If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.
10.    ARBITRATION
All claims, disputes, demands, or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, the Executive’s employment with the Company, or the termination of such employment, including but not limited to any statutory claims, shall be resolved, to the fullest extent permitted by law, and subject to Section 9.f, by final, binding and confidential arbitration in Berkeley, California (applying California law) in accordance with the Employment Arbitration Rules and Procedures of the American Arbitration Association then in effect (available at www.adr.org). To the fullest extent permitted by law, any arbitration under this Agreement will take place on an individual basis only; class arbitrations and class actions are not agreed to or permitted under this Agreement. By entering into this Agreement, the Executive and the Company each are waiving the right to participate in a class, collective or representative action for all employment-related disputes, and they specifically waive the right to receive any recovery as a result of such actions. As such, neither party may initiate a proposed class, collective or representative action against the other, nor may they participate in proposed class, collective or representative action (e.g., as a class member) or receive any recovery as a result of such actions. The foregoing shall not bar the Executive from participating in a representative action brought by a governmental agency; provided, that the Executive expressly waives any right to recovery in such action. The parties shall be permitted to conduct discovery as allowed under the Federal Code of Civil Procedure. The decision of the arbitrator shall be in writing, shall be reasoned, and shall be final and binding upon the parties thereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In connection with any such arbitration and regardless of outcome, each party shall bear its own costs and expenses, including without limitation its own legal fees and expenses, except that the Company shall bear the arbitrator’s fees and costs and any costs in excess of what the Executive would have paid to bring suit in court. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.
11.    CODE SECTION 409A
a.    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
b.    Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the 61st day following Executive’s separation from service, or, if later, such time as required by Section 11.c. Except as required by Section 11.c, any installment payments that would have been made to Executive during the 60 day period immediately following Executive’s separation from service, but for the preceding sentence, will be paid to Executive on the 61st day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.
c.    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
d.    The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
e.    Executive agrees and understands that he is not relying upon the Company or its counsel for any tax advice regarding the tax treatment of the payments made or benefits received pursuant to this Agreement and, except for any tax withholding obligation of the Company with respect to such payments, Executive agrees that he is responsible for determining the tax consequences of all such payments and benefits hereunder, including but not limited to those which may arise under Section 409A of the Code, and for paying taxes, if any, that he may owe with respect to such payments or benefits.
f.    Notwithstanding the foregoing, this Section 11 will not apply to (1) all payments on separation from service that satisfy the short term deferral rule of Treas. Reg. §1.409A-1(b)(4), (2) the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and (3) any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
12.    ADJUSTMENT OF PAYMENTS FOLLOWING A CHANGE IN CONTROL.
a.    Notwithstanding any other provision of this Agreement to the contrary, in the event that any economic benefit, payment or distribution by the Company to or for the benefit of the Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties related to such excise tax, referred to in this Agreement as the “Excise Tax”), then the value of any such Payments which constitute “parachute payments” within the meaning of Section 280G of the Code, as determined by the Accounting Firm (as defined below), will be reduced by such amount (the “Payment Reduction”) so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, equals 2.99 times Executive’s “base amount” (within the meaning of Section 280G(b)(3) of the Code); provided, however, that the preceding sentence will not be applicable and Executive’s Payments will not be reduced under this provision if the Accounting Firm (defined below) determines that, on an after-tax basis, Executive would retain a greater amount of compensation following payment of the Excise Tax on the unreduced amount of any Payments than the amount of compensation retained following reduction of the Payments as required under the preceding sentence. The determination of how such Payments are to be reduced will be made by the Company in accordance with applicable law.
b.    All determinations required to be made under this Section 12, including whether and when a Payment is subject to Section 4999 and the assumptions to be utilized in arriving at such determination and in determining an appropriate Payment Reduction, will be made by the Company’s outside auditing firm at the time of such determination (the “Accounting Firm”), which Accounting Firm will provide detailed supporting calculations to the Executive and the Company within 15 business days of the receipt of notice from the Company or the Executive that there will be a Payment that the party giving notice believes may be subject to the Excise Tax. All fees and expenses of the Accounting Firm will be borne by the Company. Any determination by the Accounting Firm will be binding upon the Company and the Executive in determining whether a Payment Reduction is required and the amount thereof, in the absence of material mathematical or legal error.
c.    If, as a result of any uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm under Section 12.a, the Accounting Firm subsequently determines that (i) the Payments should have been reduced or reduced by a larger amount (an “Overpayment”), any such Overpayment, to the extent actually paid or provided to Executive, shall be repaid by Executive to the Company in full within 30 days after Executive receives notice of the Accounting Firm’s determination; provided, however, that the amount of the Overpayment to be repaid by Executive to the Company shall be reduced to the extent that the Accounting Firm determines that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in the amount of Executive’s “excess parachute payments” for purposes of Section 280G by reason of such repayment, or (ii) the Payments should not have been reduced or should have been reduced by a smaller amount (an “Underpayment”), any such Underpayment shall be deemed vested and payable by the Company to Executive within 30 days after the Company receives notice of the Accounting Firm’s determination, or such later date that such payment becomes vested and due under its terms.
13.    MISCELLANEOUS.
a.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be wholly performed within that State, without regard to the conflict of laws provisions of any jurisdiction which would cause the application of any law other than that of the State of California.
b.    Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring the Company, whether by merger, consolidation, or otherwise without further action by the Executive.
c.    Waiver of Breach; Rights Cumulative. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Company or the Executive. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by a duly authorized representative of the Company (other than Executive). The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.
d.    Notices. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:
if to the Executive, to the address on file with the Company;
if to the Company addressed as follows:
Annie’s, Inc.
1610 Fifth Street
Berkeley, California 94710
Attn: General Counsel
e.    Entire Agreement; Modification. This Agreement constitutes the entire agreement and supersedes and replaces all prior or contemporaneous agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter of this Agreement. This Agreement may not be amended except by mutual agreement of the parties in writing, in the case of the Company, by a duly authorized representative of the Company (other than Executive).
f.    Representations by the Executive. The Executive represents that (i) he is not under any contractual or other obligation which would make it unlawful for the Executive to work for the Company as described in this Agreement, (ii) if the Executive is obligated to keep confidential the proprietary information of prior employers or other parties that the Executive will do so and will not disclose such information to the Company, and (iii) the Executive is lawfully eligible to work in the United States.
g.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects by interpreting that invalid or unenforceable provision as nearly to the original meaning as possible so as to make it valid and enforceable or, if that is not possible or permitted by applicable law, by omitting that invalid or unenforceable provision. To the extent any provision of this Agreement is determined by a court, arbitrator or regulatory body to be invalid or unenforceable, the parties shall use their good faith efforts to address the implications of that invalidity or unenforceability to preserve the essential understanding of the parties with respect to such provision.
h.    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
i.    Prevailing Party. If any claim, controversy, action or dispute arises between Executive and Company or its affiliates relating to this Agreement or an asserted breach of its terms, the prevailing party in any such proceeding shall be entitled to recover its costs and reasonable attorneys’ fees.
j.    Survival. All rights and obligations of any party in Sections 8 through 13 of this Agreement not fully satisfied or performed, as applicable, on the date Executive’s employment is terminated, shall survive the termination of Executive’s employment and the expiration or termination of this Agreement.
k.    Counterparts; Electronic Signatures. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties agree that the signatures of the person executing this Agreement may be transmitted via facsimile or other electronic means and shall be sufficient evidence of the execution of the Agreement.
l.    Interpretation. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein: (i) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (ii) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (iii) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (v) “or” is used in the inclusive sense of “and/or”; and (vi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
m.    Each Party the Drafter. Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

ANNIE’S, INC.	MARK MORTIMER
By: /s/ John Foraker	/s/ Mark Mortimer
Name: John Foraker Title: Chief Executive Officer

EXHIBIT A
FORM OF GENERAL RELEASE

This General Release and Waiver (this “Release”) is entered into as of _________ by Mark Mortimer (the “Executive”), on the one hand, and Annie’s, Inc. (the “Company”), on the other hand (the Executive and the Company are referred to collectively as the “Parties”). Capitalized terms used but not defined herein shall have the same meaning as set forth in the Executive Employment Agreement between the Executive and the Company entered into as of June 17, 2014 (the “Employment Agreement”).
1.General Release and Waiver. In consideration of the payments or benefits referenced in Section 8 of the Employment Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive, for himself and for his heirs, executors, administrators, trustees and legal representatives, and their respective successors and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its subsidiaries and affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their respective assets, employee benefit plans or funds, or past, present or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents or counsel, and their respective successors and assigns, whether acting on behalf of the Company or its subsidiaries or affiliates or, in their individual capacities (collectively, the “Releasees” and each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date that the Executive executes this Release, and any and all liability which any such Releasee may have to the Releasors, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Uniform Trade Secrets Act, the Sarbanes-Oxley Act of 2002, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Family Rights Act, and the California Labor, Government, and Business and Professions Codes, all as amended; (b) any and all claims arising from or relating to, as applicable, the Executive’s service as an officer of the Company or any of its subsidiaries or affiliates and the termination or resignation of such officer positions, or the Executive’s employment with the Company or the termination of such employment; (c) all claims related to the Executive’s compensation or benefits from the Company or the Releasees, including salary, bonuses, commissions, vacation pay, leave pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or the Releasees; (d) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (e) all tort claims, including claims for fraud, defamation, privacy rights, emotional distress, and discharge in violation of public policy and all other claims under common law; and (f) all federal, state and local statutory or constitutional claims, including claims for compensation, discrimination, harassment, whistleblower protection, retaliation, attorneys’ fees, costs, disbursements, or other claims (referred to collectively as the “Released Claims”).
The Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California, which states as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
The Executive understands the significance of the Executive’s release of unknown claims and waiver of statutory protection against a release of unknown claims. The Executive expressly assumes the risk of such unknown and unanticipated claims and agrees that this Release applies to all Released Claims, whether known, unknown or unanticipated.
Notwithstanding the foregoing, this Release does not release claims that cannot be released as a matter of law, or the right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission (“EEOC”), or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company. However, by executing this Release, the Executive hereby waives the right to monetary recovery, no matter how denominated, including, but not limited to, wages, back pay, front pay, compensatory damages or punitive damages, in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf.
In addition, this Release shall not apply to (i) the Executive’s rights under any written agreement between the Executive and the Company that provides for indemnification, the Executive’s rights, if any, to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company, or the Executive’s rights, if any, to indemnification under the by-laws or articles of incorporation of the Company; or (ii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable.
2.Acknowledgement of Payments Provided. The payments and benefits provided in Section 8 of the Employment Agreement (the “Consideration”), exceed any wages, payment, insurance, benefit, or other thing of value to which the Executive otherwise is entitled under any policy, plan or procedure of the Company or any other agreement between the Executive and the Company, but for this Release. The Company has paid the Executive’s final wages (including any accrued, unused PTO) and all other accrued benefits in full and that the

Executive has submitted and been reimbursed in full for all reasonable and necessary business expenses incurred through the date of the Executives termination of employment.
3.No Claims. The Executive represents that there are no claims or actions currently filed or pending relating to the subject matter of the Release, the Employment Agreement or any Released Claims. The Executive shall not file or permit to be filed on the Executive’s behalf any such claims or actions. The Executive hereby requests all administrative agencies having jurisdiction over employment and labor law matters and courts to honor the Executive’s release of claims under this Release. Should the Company ever request the Executive to execute any administrative dismissal forms, the Executive shall immediately execute the form and return it to the Company. Should the Executive file any claim or action relating to the subject matter of this Release, the Separation Agreement or any Released Claims, such filing shall be considered an intentional breach of the Release and the Executive will be liable for the Company’s damages and costs, including without limitation, the amount of any payments paid to the Executive pursuant to Section 8 of the Employment Agreement, and in addition the Company will retain the right to pursue any other remedy available to it under law and equity. The Executive further represents that Executive has not failed to report any work-related occupational injuries or diseases arising out of or in the course of employment with the Company.
4.No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by the Company or any other Releasee. This Release is not intended, and shall not be construed, as an admission that any Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor.
5.Miscellaneous. This Release will be construed and enforced in accordance with the laws of the State of California without regard to the principles of conflicts of law. If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible. Should any provision of this Release require interpretation or construction, it is agreed by the Parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the Party who prepared the document. The Parties agree to bear their own attorneys’ fees and costs with respect to this Release.
6.Knowing and Voluntary Waiver. The Executive: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider it for at least 21 calendar days, or has waived all or any portion of such 21-day period; (c) is hereby advised by the Company in writing to consult with an attorney of his choosing in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Release and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that he has seven calendar days in which to revoke this Release after signing it and (g) is signing this Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.
7.Return of Company Property. The Executive represents that he has made a diligent search for any Company property in his possession or control and that he has returned all such property to the Company.
8.Counterparts. This Release may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile or electronic transmission shall be deemed an original executed counterpart.

IN WITNESS WHEREOF, the Executive has executed this Agreement as of the _____ day of ______________, _______.

MARK MORTIMER

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